Exhibit 21.1

LIST OF SUBSIDIARIES

AMERICAN SANDS ENERGY CORP.

American Sands Energy, Corp., a Delaware corporation, has one wholly owned subsidiaries:

1.	Green River Resources, Inc., a Utah corporation.